P.S. D’IBERVILLE, L.P.
1720 HARRISON STREET
SUITE 7-A
HOLLYWOOD, FLORIDA 33020
(954) 920-4438 * FAX (954) 927-0607

January 29, 2009

VIA FAX:  202-659-3719
Robert W. Walker
President & CEO
Abigail Adams National Bancorp, Inc.
1130 Connecticut Avenue, N.W.
Washington, D.C. 20036

Dear Mr. Walker:

Your letter dated January 28, 2008 (2009 is the correct date) is unacceptable.  Your letter, dated January 23 2009, specifically stated that P.S. D’IBERVILLE LIMITED PARTNERSHIP could inspect the items requested in our letter of September 26, 2008.  You confirmed, by telephone, that you would allow P.S. D’IBERVILLE LIMITED PARTNERSHIP to inspect the items requested and would not cancel the appointment.  P.S. D’IBERVILLE LIMITED PARTNERSHIP demands that you allow us to inspect all the items.  Given your unwillingness to allow us to review all of the books as previously indicated and your rejection of our past offers to assist, we are proposing instead that P.S. D’IBERVILLE LIMITED PARTNERSHIP pursue an acquisition of all the shares of Abigail Adams National Bancorp, Inc (AANB).  We propose a price of $3.45 all cash per share.  We have existing cash resources available to fund this transaction and are prepared to move as quickly as necessary.

We believe time is of the essence.  You have already wasted valuable time to increase shareholder value since our letter of August 19, 2008.  Your customers, regulators and employees will appreciate immediate action.  This non-binding proposal is subject to the negotiation of mutually satisfactory definitive agreements, regulatory approval, and the completion of customary due diligence, all of which could be progressed and finalized without delay.

Robert W. Walker
President & CEO
Abigail Adams National Bancorp, Inc.
January 29, 2009

We have already made our plane reservations to visit with you on Monday, Feb. 2, 2009.  Failure to confirm by Friday, January 30, 2009, at 4:00 pm that all the records requested in ourSeptember 26, 2008 letter will be available for our inspection will be construed to be a breach of your fiduciary duty and obligations pursuant to statute and we will not show up Monday, February 2, 2009.  If you choose not to let us review all of the materials on February 2, 2009, please let us know when we can complete our due diligence inspection.

Very truly yours,

/s/ Fred Chikovsky
Fred Chikovsky
President, P.S. Development Inc.
General Partner of P.S. D’Iberville Limited